UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2022

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	66-0770448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Chalan Santo Papa Hagatna, Guam	96910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President & Chief Financial Officer

On January 24, 2022, the Board of Directors (the “Board”) of BankGuam Holding Company (the “Company”) appointed Mr. Symon A. Madrazo as the Company’s Chief Financial Officer, effective February 1, 2022. Mr. Madrazo replaces Mr. Francisco M. Atalig who on November 16, 2021 announced his intent to retire from the Company effective at the close of business on December 31, 2021.

Mr. Madrazo, age 42, joined the Bank of Guam (the “Bank”), a subsidiary of the Company, in May 2001 following his graduation from the University of Guam with a Bachelor of Business Administration in Accounting degree. He has held various positions in the Bank’s Central Finance Office such as Accounting Officer, Investment Officer, and Assistant Controller to his most current responsibility as Vice President/Controller of the Bank of Guam, a position he has held since February 1, 2017. Mr. Madrazo graduated from Pacific Coast Banking School in 2019.

On December 31, 2021 Mr. Madrazo entered into an Employment Agreement with the Bank which provides for, among other things, the payment of an annual base salary of $150,000 with annual CPI adjustments (the “Employment Agreement”). The Employment Agreement is effective January 1, 2022 and terminates December 31, 2022 and provides for an incentive bonus equal to 1.50% of the net profits after taxes of the Bank or $150,000 per year, whichever is less. The incentive bonus is reduced by 5% to 100% if the Bank does not meet certain objectives, which are set forth in the Employment Agreement, as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. The incentive bonus is further subject to a minimum payment of $30,000 per year. The incentive bonus is also subject to immediate modification to conform to the incentive bonus structure of the President and Chief Executive Officer and Executive Vice President and Chief Operating Officer of the Bank. Mr. Madrazo also receives certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, and (b) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon disability, Mr. Madrazo would receive his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the Employment Agreement. The Employment Agreement also includes a Survivor Income Plan with a death benefit of $1,060,606 and a Supplemental Executive Retirement Plan (“SERP”) which pays out for a period of 15 years the amount of $50,000 per annum after 10 years from the date of SERP contract, at the Bank’s sole expense and cost, which benefit is generally made available to the Bank’s executive employees.

The Bank has had and expects to have banking transactions in the ordinary course of business with many of the directors and executive officers of the Bank (and their associates), on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable loans with persons not related to the Company. During 2021, no loan to any director or executive officer of the Company (or their associates) involved more than the normal risk of collectability or presented other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested” director not participating and dollar limitations on amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: January 28, 2022	BankGuam Holding Company

	By:	/s/ Joaquin P.L.G. Cook
Joaquin P.L.G. Cook
President and Chief Executive Officer